As filed with the Securities and Exchange Commission on August 4, 2017	Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________
HOMESTREET, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-0186600 (I.R.S. Employer Identification No.)
601 Union Street, Suite 2000
Seattle, WA 98101

(Address of principal executive offices, including zip code)
Amended and Restated 2014 Equity Incentive Plan
(Full title of the plan)

Godfrey B. Evans
General Counsel
HomeStreet, Inc.
601 Union Street, Suite 2000
Seattle, WA 98101
(206) 623-3050
(206) 389-7703 - Facsimile
(Names and addresses, including zip codes, and telephone numbers, including area codes, of agent for service)
with copy to:
Marcus J. Williams
Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, WA 98101
(206) 622-3150
(206) 757-7700 - Facsimile

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

___________________________

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)

Common Stock, no par value:	975,000	$26.50	$25,837,500	$2,995

(1) Represents shares available for future issuance. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2014 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) Calculated in accordance with Rule 457(h) under the Securities Act based on the average of the reported high and low trading price of the Registrant’s common stock on August 2, 2017.
(3) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(h) and 457(c) of the Securities Act based on a rate of $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

The shareholders of HomeStreet, Inc. (the “Company”) approved an amendment and restatement of the Company’s 2014 Equity Incentive Plan (as amended and restated, the “2014 Plan”) on May 25, 2017 which amendments increased the number of shares available for issuance under the 2014 Plan by 975,000 shares. The purpose of this registration statement on Form S-8 is to register the additional shares authorized for issuance under the 2014 Plan as amended and restated upon the approval of the Company’s shareholders.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Company will send or give documents containing the information required by Part I of this Registration Statement on Form S-8 (the “Registration Statement”) to each participant in the 2014 Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the SEC are hereby incorporated by reference into this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 9, 2017;

2.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 filed with the SEC on August 4, 2017;

3.	The Company’s Current Reports on Form 8-K filed on March 16, 2017, March 29, 2017, April 5, 2017, April 24, 2017, May 3, 2017, May 26, 2017 and July 24, 2017; and

4.	The Company’s registration statement on Form 8-A, filed with the SEC on February 10, 2012, as to the description of the Company’s shares of common stock.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein, modified or supersedes such statement. Any statement so modified shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act, or the WBCA, authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Article 9 of our Amended and Restated Bylaws provides for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Company also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy we maintain for such purpose.
Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 3.2 of our Second Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Company and its shareholders.

In addition to the indemnification provided by our bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of that person’s services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. We also maintain, and we intend to continue to maintain, director and officer liability insurance, that could apply even in the event we are not required to indemnify the insured person.
The above discussion of the WBCA and the Registrant’s Amended and Restated Bylaws and Amended and Restated Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to the WBCA, the Amended and Restated Bylaws and the Amended and Restated Articles of Incorporation.
Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number
Exhibit Description
4.1	HomeStreet, Inc. Amended and Restated 2014 Equity Incentive Plan
5.1	Opinion of Davis Wright Tremaine LLP
23.1	Consent of Davis Wright Tremaine LLP (Included in its opinion filed as Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (Included on the signature page of the Registration Statement)

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration

Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 27th day of July, 2017.

HomeStreet, Inc.

/s/ Mark K. Mason
Mark K. Mason
Chairman, President and Chief Executive Officer

/s/ Mark R. Ruh
Mark R. Ruh
Interim Chief Financial Officer,
Senior Vice President, Corporate Development and Strategic Investment

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mark K. Mason and Mark R. Ruh his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement, including any amendment thereto, relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Mark K. Mason	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	July 27, 2017
Mark K. Mason
/s/ Mark R. Ruh	Interim Chief Executive Officer (Principle Accounting Officer), Senior Vice President, Corporate Development and Strategic Investment	July 27, 2017
Mark R. Ruh
/s/ Scott Boggs	Director	July 27, 2017
Scott Boggs
/s/ Timothy Chrisman	Director	July 27, 2017
Timothy R. Chrisman
/s/ David Ederer	Director	July 27, 2017
David Ederer
/s/ Victor H. Indiek	Director	July 27, 2017
Victor H. Indiek
/s/ Thomas E. King	Director	July 27, 2017
Thomas E. King
/s/ George "Judd" Kirk	Director	July 27, 2017
George "Judd" Kirk
/s/ Douglas I. Smith	Director	July 27, 2017
Douglas I. Smith
/s/ Donald Voss	Director	July 27, 2017
Donald Voss

Exhibit Index

Exhibit
Number	Exhibit Description
4.1	HomeStreet, Inc. Amended and Restated 2014 Equity Incentive Plan

5.1	Opinion of Davis Wright Tremaine LLP

23.1	Consent of Davis Wright Tremaine LLP (Included in its opinion filed as Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24	Power of Attorney (Included on the signature page of the Registration Statement)